UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2026

Corebridge Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware		001-41504	95-4715639
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

2919 Allen Parkway, Woodson Tower,
Houston,	Texas		77019
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s Telephone number, including area code: 1-877-375-2422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CRBG	New York Stock Exchange
6.375% Junior Subordinated Notes	CRBD	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the director designation right held by Nippon Life Insurance Company (Nippon) pursuant to the Stockholder’s Agreement, dated as of December 9, 2024 (the Stockholder’s Agreement), Corebridge Financial, Inc. (the Company) was notified on March 11, 2026 that Nippon will be effecting a change in one of its designated directors with Minoru Kimura departing from the Board of Directors of the Company (the Board), effective as of April 20, 2026. His departure is in connection with Nippon’s normal personnel assignment rotations and is not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Pursuant to the Stockholder’s Agreement, until the date that the share ownership percentage of Nippon is less than 5%, Nippon shall have the right to designate a number of individuals to serve as directors equal to the product of the total number of directors multiplied by the share ownership percentage of Nippon, with such number of directors rounded down to the nearest whole number (a Nippon Designee). As of March 16, 2026, Nippon has the right to designate three Nippon Designees, which includes sitting directors Mr. Kimura, Keith Gubbay and Tomohiro Yao, as well as a replacement for Mr. Kimura following his departure. The Company expects to appoint a Nippon Designee to replace Mr. Kimura, subject to the Board’s good faith determination, after consultation with outside legal counsel, that such action is consistent with its fiduciary duties and complies with applicable law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corebridge Financial, Inc.

Date:	March 16, 2026	By:	/s/Jeannette N. Pina
			Name:	Jeannette N. Pina
			Title:	Deputy General Counsel and Secretary